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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-72184 of CBOT Holdings, Inc. on Form S-4, of our report dated March 18, 2003, which report expresses an unqualified opinion and includes an explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and the restatement of the 2001 and 2000 consolidated financial statements, relating to the consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and Subsidiaries as of December 31, 2002, appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Proxy Statement and Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 14, 2003